UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                         FORM 8-K

                     CURRENT REPORT
       Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

                      Date of Report
                           (Date of earliest event reported)
                     October 25, 2004

                THE COMMERCE GROUP, INC.
                 (Exact name of registrant as specified in its charter)


   Massachusetts        001-13672        04-2599931
     (State or other                (Commission File            (IRS Employer
     jurisdiction                        Number)                 Identification
     of incorporation)                                               No.)


   211 Main Street, Webster, Massachusetts  01570
         (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code: (508) 943-9000


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))


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The Commerce Group, Inc.
Form 8-K
October 25, 2004

Section 8.  Other Events
     Item 8.01  Other Events



            On October 22, 2004, The Commerce Group, Inc. announced a pro forma impact of the latest Massachusetts automobile residual market reform proposal. The press release is filed as Exhibit 99.1 hereto.







                           SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           THE COMMERCE GROUP, INC.
                           October 25, 2004




                            /s/ Randall V. Becker
                                Randall V. Becker
                          Treasurer and Accounting Officer














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                                                        Exhibit 99.1
Press Release

RELEASE:     Immediate (October 22, 2004)

CONTACT:     Randall V. Becker
               Treasurer, The Commerce Group, Inc.
               (508) 949-4129

The Commerce Insurance Company Estimates Pro Forma Impact of the
Latest Massachusetts Residual Market Reform Proposal

The Commerce Insurance Company, a wholly owned subsidiary of The Commerce Group, Inc. (NYSE: CGI), is updating its estimate of the financial impact of the proposed reform of the residual market system for personal automobile insurance in Massachusetts to reflect changes in the rules being proposed.

Background of Regulatory Reform; Prior Commerce Disclosure

As we described in our Quarterly Report on Form 10-Q filed for the second quarter of 2004, the Massachusetts Commissioner of Insurance (the "Commissioner") issued a letter in April instructing Commonwealth Automobile Reinsurers ("CAR") to develop and submit to her rules for the reform of the residual market system. On June 29, 2004, CAR proposed to the Commissioner a set of changes to the CAR Rules of Operations (the "Initial Reform Proposal"). Under the Initial Proposal, the first phase of the reform would have been effective for the period from July 1, 2004 through December 31, 2004. Commerce estimated, as we disclosed in our Quarterly Report on Form 10-Q for the period ended June 30, 2004, that we would have incurred additional expenses for the final six months of 2004 of approximately $2.4 million before taxes, and an additional expense in 2005 of approximately $1.2 million before taxes, all attributable to the first phase of the reform, if the Commissioner had adopted all of the rule amendments entirely as proposed by CAR for that phase. At that time, we were unable to estimate the financial impact of the Initial Reform Proposal with respect to the rules proposed for 2005 and beyond. The Commissioner, however, did not approve the Initial Reform Proposal.

Revised Reform Proposal

On August 27, 2004, the Commissioner directed CAR to submit to her a revised proposal for the reform of the residual market system. CAR submitted its revised proposal on September 24 and amended it on October 8, 2004 (together, the "Revised Reform Proposal"). The Commissioner has scheduled a public hearing to be held at the Division of Insurance ("DOI") on October 29, 2004, to hear testimony regarding the Revised Reform Proposal. We cannot predict whether the Commissioner will approve the Revised Reform Proposal in substantially the form as recommended by CAR.

MORE

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Residual Market Reform

Elimination of All or a Substantial Portion of 2004 Transition. The Revised Reform Proposal does not include an initial transition phase for the period from July 1, 2004 through December 31, 2004, but the rules in the Revised Reform Proposal may apply for the month of December of 2004 if, during the month of November, the Commissioner approves the rules as proposed.

Accordingly, we now estimate that the proposed reform of the residual market will not result in our incurring $3.6 million of additional total expense before taxes for the eighteen month period ended
December 31, 2005, as previously disclosed. Rather, if during November the Commissioner approves the Revised Reform Proposal entirely as recommended by CAR effective December 1, 2004, we estimate that our additional expense, if any, for the next 15 months would be approximately $600,000 before taxes.

Overview of Revised Reform Proposal. The Revised Reform Proposal would call for the current residual market pool to be divided into two components - the first comprising high loss ratio exclusive representative producers or "ERPs" and the second comprising other than high loss ratio ERP business and business ceded to the residual market from voluntary agents. We expect that all insurers would be required to cede to CAR all business written by the high loss ratio ERPs, including business currently able to be retained voluntarily, although the Proposal does not address this point specifically. CAR would apportion the underwriting results of the high loss ratio ERP pool among all insurers based on each insurer's voluntary agent market share for the previous year. The CAR residual market deficit from other than high loss ratio ERPs and business ceded to the residual market from voluntary agents will result in a smaller pool and be shared by insurers in substantially the same manner as is currently in effect for the total residual market pool. While CAR has proposed different utilization formulas and credit values going forward, we expect that those changes will have no material net impact on Commerce's overall participation ratio for this second pool. For a complete description as to how participation ratios are currently calculated, please refer to our 2003 Annual Report filed on Form 10-K under the CAR section of Part 1, Item 1.

The Revised Reform Proposal would also require, for the period beginning January 1, 2005, that each company with a 2003 market share of 7% or more service the business written by high loss ratio ERPs. In exchange, those servicing carriers would receive an increased expense reimbursement fee and an opportunity to earn bonuses for improvements in the loss ratio of those ERPs. CAR estimates that Commerce's share of the high loss ratio ERP pool will be approximately 39.8%, given that Commerce and five other insurers will service the 2005 business of high loss ratio ERPs. Companies with less than 7% total market share may become servicing carriers if they so request and are approved by the Commissioner. If there are more than six carriers servicing the high loss ratio ERP business, the percentage of this pool that we service will be reduced. Lastly, the Revised Reform Proposal contemplates the introduction of an assigned risk plan beginning in 2006 for a segment of the business and for all business by 2008.
MORE
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Residual Market Reform

Pro Forma Impact of Revised Reform Proposal on 2003 Results

We believe that it is premature to estimate the impact of the Revised Reform Proposal on our future financial results because of uncertainties relating to the rates that the Commissioner will approve for personal automobile insurance for 2005, and our inability at this time to predict reasonably the strategies that Commerce and other companies may pursue in the proposed residual market system that could have a material impact on the residual market deficit, the voluntary agent marketplace, insurers' participation ratios, and other important factors.

CAR, however, has provided some guidance as to what effect the Revised Reform Proposal would have had if it had been in effect for the 2003 policy year, which is the most recent policy year for which substantially complete CAR data is available. Based on information made available by CAR, if we apply, to our 2003 policy year results, the revised residual market rules entirely as recommended in the Revised Reform Proposal for January 1, 2005 and beyond, we estimate that we would have realized a favorable impact in the amount of $3 million before taxes for our fiscal year ended December 31, 2003.

Based on the information made available by CAR in their filing with the Commissioner, our estimate is based on CAR's calculation that, had the Revised Reform Proposal been in effect for the 2003 policy year, the total CAR deficit would have been approximately $424 million, of which $295 million would have been attributable to high loss ratio ERPs. CAR's current projected policy year 2003 deficit is $322 million. The increase in the pro forma deficit is caused by both the expected mandatory cession of all high loss ratio ERP business and an increase in the expense allowance for servicing this business, as further noted below. Using our year end 2002 voluntary agent market share of 26.4%, we estimate that our share of the total pro forma 2003 CAR deficit of $424 million would increase to $105 million versus our actual share of the CAR deficit, which amounted to $67 million. Approximately $78 million of that $105 million would be attributable to our share of the proposed high loss ratio pool, and the remainder would represent our participation in the non-high loss ratio pool's deficit.

We estimate that Commerce's increased share of the residual market deficit would be more than offset by a few other components of the Revised Reform Proposal. First, CAR proposes to increase the expense allowance for servicing the high loss ratio ERPs from 28.8% to 46.2%, which would have generated an estimated additional $10 million income before taxes for the high loss ratio ERPs that we serviced in 2003, plus an estimated additional $19 million, after incremental costs and before taxes, for servicing additional high loss ratio ERPs that would be assigned to us as one of the six proposed designated servicing carriers. Second, we would have realized in the 2003 policy year an estimated additional savings of $12 million before taxes as a result of the expected requirement that we cede all business written by high loss ratio ERPs, as compared to writing that business voluntarily.
MORE
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Residual Market Reform

For the reasons described previously, the actual impact that the Revised Reform Proposal may have on our operating results in 2005 or any future year may differ significantly from the pro forma impact on our 2003 results. We intend to review and, if necessary, revise our business strategies in response to these initiatives as they are implemented. We cannot predict whether our efforts will be successful or whether the initiatives as implemented will affect our competitive position or financial performance other than as described above.

Forward Looking Statements

This press release may contain statements that are not historical fact and constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.
These statements are often, but not always, made through the use of words or phrases such as "anticipates," "estimates," "plans," "projects," "continuing," "ongoing," "expects," "may," "should," "management believes," "we believe," "we intend," and similar words or phrases.
These statements may address, among other things, our strategy for growth, business development, regulatory approvals, market position, expenditures, financial results and reserves. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. All forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this press release and in our Forms 10-K and 10-Q, and other documents filed with the SEC. Among the key factors that could cause actual results to differ materially from forward-looking statements:
* the possibility of severe weather and adverse catastrophe experiences;
*  adverse trends in claim severity or frequency;
*  adverse state and federal regulations and legislation;
*  adverse judicial decisions;
* adverse changes to the laws, regulations and rules governing the residual market system in Massachusetts;
*  interest rate risk;
* rate making decisions for private passenger automobile policies in Massachusetts;
MORE
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Residual Market Reform


*  potential rate filings;
*  heightened competition;
*  concentration of business within Massachusetts;
* market disruption in Massachusetts, if competitors exited the market or become insolvent;
*  dependence on our executive officers; and,
* the economic, market or regulatory conditions and risks associated with entry into new markets and diversification.

You should not place undue reliance on any forward-looking statement. The risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement made by us or on our behalf. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.









END
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